Exhibit 2.3

[Certain confidential portions of this exhibit have been omitted and replaced with “[***]”. Such identified information has been excluded from this Exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.]

SECOND AMENDMENT TO

SHARE PURCHASE AGREEMENT

This Second Amendment to Share Purchase Agreement (“Amendment”) is made as of May 12, 2026 but effective for all purposes as of the Execution Date by and between Plains Midstream Luxembourg, a Luxembourg société à responsabilité limitée (“Seller”), and Keyera Corp., an Alberta corporation (“Buyer”). All capitalized terms used but not defined in this Amendment shall have the meaning ascribed thereto in the Agreement (as defined below).

RECITALS

Buyer and Seller entered into that certain Share Purchase Agreement dated as of June 17, 2025, as amended (collectively, the “Agreement”) and in accordance with Section 12.3(a) of the Agreement, now desire to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENTS

1.         Amendment to Section 2.5. The first sentence of Section 2.5(b) of the Agreement shall be amended by adding the phrase: [***]

2.         Amendment to Seller Disclosure Schedules. Each of following Seller Disclosure Schedules shall be deleted in its entirety and replaced with a new Seller Disclosure Schedule relating to the same Section of the Agreement, a copy of which is appended hereto in Appendix A:

(a)	Schedule 4.16(a) – Leased Real Property
(b)	Schedule 4.16(b) – Owned Real Property
(c)	Schedule 4.16(c) – Other Real Property
(d)	Schedule 4.17 – Facilities and Pipelines
(e)	Schedule 4.18 – Material Contracts
(f)	Schedule 4.28 – Credit Support

3.         Amendment to Section 6.2(c). [***]

4.         Amendment to Section 6.4(d). Section 6.4(d) of the Agreement shall be amended to replace “five (5)” with “seven (7)” in each place in which it appears in such Section.

5.         Amendment to Section 6.4. A new Section 6.4(e) of the Agreement shall be added as follows:

“(e) Excluded Records Destruction by Buyer. To the extent Buyer after Closing finds any records in its possession that were expressly excluded pursuant to Section 6.4(b)(i)-(v), Buyer shall deliver such records back to Seller and irretrievably delete or destroy such records in electronic or cloud-based formats, provided that Buyer shall not be required to delete any such records that have been automatically stored in the ordinary course in any electronic data back-up or archival system of the Buyer that is not intended to be accessed except for disaster recovery purposes or compliance with document retention Laws.”

6.         Amendments to Section 6.9(d). Section 6.9(d) of the Agreement shall be amended as follows:

(a)                  Section 6.9(d)(iii) shall be amended to replace “within one hundred and twenty (120) days following the Execution Date” with “by January 30, 2026”.

(b)                 Section 6.9(d)(iv) shall be amended to replace “within one hundred and twenty (120) days following the Execution Date” with “by January 30, 2026”.

7.         Amendment to Article VI. [***]

8.         Amendments to Section 12.4. Section 12.4 of the Agreement shall be amended as follows:

(a)        Section 12.4(b) shall be deleted in its entirety and replaced with the following:

“(b)        Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by either Party without the prior written consent of the other Party, provided that Buyer may, without consent from but upon giving written notice to Seller:

(i)       at any time on or prior to the Closing, assign its rights and obligations under this Agreement to an Affiliate subject to the following conditions:

(A)       the assignee becomes jointly and severally liable with Buyer, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of Buyer in this Agreement; and

(B)       the assignee and Buyer execute and deliver to Seller an agreement confirming (1) the assignment, (2) the assumption by the assignee of all obligations of Buyer under this Agreement, and (3) that Buyer continues to be bound by the provisions of this Agreement; and

(ii)       [***].”

9.         Amendments to Section 12.9. [***]

10.       Amendments to Exhibit A. Exhibit A to the Agreement shall be amended as follows:

[***]

MISCELLANEOUS

11. No Other Amendment/Ratification. Except as specifically provided in this Amendment, the Agreement shall remain in full force and effect. The Parties hereby ratify and confirm the Agreement as amended hereby. All references to the Agreement shall hereafter be deemed to refer to the Agreement as amended hereby.

12.       Conflicts. If and to the extent any part of this Amendment conflicts with or is otherwise inconsistent with the Agreement, this Amendment shall control.

13.       Counterparts. This Amendment may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts may be executed by electronic means (including by electronic signature) and delivered by e-mail or other means of electronic transmission, and such execution and delivery shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives, all as of the Effective Date.

SELLER:

PLAINS MIDSTREAM LUXEMBOURG
a Luxombourg société à responsabilité limitée

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

Second Amendment to PSA

BUYER:

KEYARA CORP.

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

Second Amendment to PSA